Exhibit 1
JOINT FILING AGREEMENT
     The undersigned hereby agree that this amended Statement on Schedule 13D with respect to the Class A Subordinate Shares of CGI Group Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: August 10, 2006

BCE Inc.
By:	(signed)
	Name:	Martine Turcotte
	Title:	Chief Legal Officer

3787877 Canada Inc.
By:	(signed)
	Name:	Martine Turcotte
	Title:	President and Director

Bell Canada, as administrator of the Bell Canada Pension Plan
By:	(signed)
	Name:	Siim A. Vanaselja
	Title:	Chief Financial Officer

Bimcor Inc.
By:	(signed)
	Name:	Brian Kouri
	Title:	Vice-President Finance and Administration